March 21, 2014

Board of Directors

Arch Therapeutics, Inc.

20 William Street, Suite 270

Wellesley, Massachusetts 02481

Re: Registration Statement/Form S-1

Gentlemen:

We have acted as special Nevada counsel to Arch Therapeutics, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 (“Securities Act”), as amended, of the offering from time to time by the selling stockholders, as described in the Registration Statement, of up to 60,648,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), including 11,400,000 shares of common stock (“Shares”), an aggregate of 34,200,000 shares of common stock currently issuable upon the exercise of certain warrants, as more fully described in the Registration Statement, and an additional 15,048,000 shares of common stock that may become issuable upon exercise of such warrants pursuant to certain adjustment provisions therein (collectively “Warrant Shares”). Pursuant to Rule 416 under the Securities Act, the registration includes such indeterminate number of additional shares of common stock of the Company as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

As the special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that (i) the Shares have been duly authorized, and when issued will be validly issued, fully paid, and are non-assessable; and (ii) the Warrant Shares, when issued and paid for upon exercise of the Warrants as contemplated by the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,
s/McDonald Carano Wilson LLP
McDONALD CARANO WILSON LLP